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                                                                    Exhibit 99.1

     CENDANT INVESTOR TEACH-IN TO FOCUS ON THE COMPANY'S TRAVEL DISTRIBUTION
                           AND REAL ESTATE DIVISIONS

NEW YORK, Nov. 12 -- Cendant Corporation (NYSE: CD) today announced that it is hosting a Travel Distribution and Real Estate Teach-In for the investment community in New York City on November 13. The Teach-In will provide a detailed review of the business units within these two divisions as well as the financial outlook for the Corporation for future periods.

The Teach-In can be accessed (audio and video) via a live Web cast at http://www.cendant.com beginning at 9:00 a.m. on November 13, and will also be archived within the Investor Center of the Company's Web site immediately following the investor meeting.

For those interested investors without web access, a copy of the slides may be obtained by contacting Investor Relations at the contact number below.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4INFO-CD (877-446-3623).